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                                                                       EXHIBIT 5

                                      UICI
                4001 McEwen Drive, Suite 200, Dallas, Texas 75244
         Voice: (972) 392-6719 Fax: (972) 392-6717 Email: greed@UICI.net

                                 August 28, 2000

UICI
4001 McEwen Drive
Suite 200
Dallas, Texas 75244

         Re: 3,800,000 Shares of Common Stock, par value $0.01 per share, issued pursuant to UICI Agents' Total Ownership Plan and UICI Agency Matching Total Ownership Plan, UICI Agents' Total Ownership Plan II and UICI Agency Matching Total Ownership Plan II, UICI Agents' Contribution to Equity Plan and UICI Matching Agency Contribution Plan, UICI Agents' Contribution to Account Plan and UICI Matching Company Contribution Plan and UICI Agents' Contribution to Account Plan II and UICI Matching Company Contribution Plan II

Ladies and Gentlemen:

         I serve as Executive Vice President and General Counsel of UICI (the "Company"), and in such capacity I have acted as counsel to the Company in connection with the proposed issuance of the Common Stock referred to above (the "Shares") pursuant to the above-captioned plans established for the benefit of independent agents and sales representatives associated with certain of the Company's participating insurance agencies. The Shares are the subject of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to which this opinion, with my consent, is attached as an exhibit.

         As to certain questions of fact, I have relied upon statements and certificates of certain officers of the Company and other professionals retained by the Company. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to me as copies. I have examined all records, instruments and documents which I have deemed necessary for the purpose of this opinion.

         Based upon the foregoing and upon my general familiarity with the properties and affairs of the Company, I am of the opinion that:

         1. The Company is a validly organized and legally-existing corporation under the law of the State of Delaware.

         2. When, as and if the Shares have been duly issued and delivered, and the consideration for the Shares has been duly received by the Company in the manner contemplated by the Registration Statement, the Shares will be legally issued, fully paid, and non-assessable shares of stock of the Company.

                                    Very truly yours,

                                    /S/ GLENN W. REED

                                    Glenn W. Reed
                                    Executive Vice President and General Counsel